Pursuant to the Formation of a Holding Company;
each share of Rocky Mountain Chocolate Factory,
Inc. (Colorado) will be exchanged for one share of Rocky Mountain Chocolate Factory, Inc.
(Delaware) effective in the market at the open of business on 3/2/2015.